Tidal ETF Trust  485BPOS

Exhibit 99(d)(xxx)(1)

FIRST AMENDMENT TO THE

SUB-ADVISORY ADVISORY AGREEMENT

This First Amendment TO THE SUB-ADVISORY AGREEMENT (the “Amendment”), is dated as of November 21, 2024, and is entered into by and between TIDAL Investments LLC (formerly known as Toroso Investments, LLC) (the “Adviser”) and FolioBeyond, llc (the “Sub-Adviser”). Each of the Adviser and the Sub-Adviser is referred to as a “party” and together as the “parties.”

BACKGROUND

A.	The parties have entered into a Sub-Advisory Agreement dated as of September 23, 2021 (the “Agreement”).

B.	The parties desire to amend the Agreement to add the following additional new Fund:

●	FolioBeyond Enhanced Fixed Income Premium ETF

C.	Section 15.2 of the Agreement allows for the amendment of the Agreement upon approval by the Board of Trustees of Tidal ETF Trust, and such approval has been provided.

TERMS

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.	Schedule A to the Agreement is hereby amended and restated as set forth on the Amended and Restated Schedule A attached hereto.

2.	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TIDAL INVESTMENTS LLC

By:	/s/ Dan Carlson
Name:	Dan Carlson
Title:	Chief of Staff

FOLIOBEYOND, LLC

By:	/s/ Yung Lim
Name:	Yung Lim
Title:	CEO

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Amended and Restated Schedule A

to the

Sub-Advisory Agreement

by and between

Tidal Investments LLC

and

FolioBeyond, LLC

Fund Name	Sub-Advisory Fee	Effective Date	Trading Authority	Proxy Voting Authority
FolioBeyond Alternative Income and Interest Rate Hedge ETF	0.02%	10/01/2021	[ ] Fully Discretionary [ ] Partially Discretionary [X] Non-Discretionary	[ ] Full [ ] Advisory [X] None
FolioBeyond Enhanced Fixed Income Premium ETF	0.02%(1)	Commencement of Operations	[ ] Fully Discretionary [ ] Partially Discretionary [X] Non-Discretionary	[ ] Full [ ] Advisory [X] None
(1)	The Sub-Adviser shall waive the sub-advisory fee on any assets of the FolioBeyond Enhanced Fixed Income Premium ETF that are invested in the FolioBeyond Alternative Income and Interest Rate Hedge ETF.

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